                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION:

                                            Investor contact:
                                            Richard H. Van Hoesen  (415)
                                            336-0117

                                            Press contact:
                                            Chuck Mulloy  (415) 336-6424

          SUN MICROSYSTEMS REPORTS PRELIMINARY THIRD QUARTER UNIT AND
                            REVENUE GROWTH ESTIMATES

     MOUNTAIN VIEW, California -- March 31, 1994 -- Sun Microsystems, Inc., (NASDAQ:SUNW) today announced that preliminary revenue estimates for the quarter ended March 27, 1994, range between $1.17 and $1.20 billion, compared with $1.14 billion in the third fiscal quarter a year ago. There was a corresponding increase in unit shipments from the prior level of 64 thousand.

     Michael E. Lehman, Vice President and Chief Financial Officer, said, "While our business in Japan was strong during the quarter, we believe US revenue growth was to some extent affected by this week's product introductions as some customers elected to wait for the new products. Bookings were slightly above revenues during the quarter."

     Sun will be reporting earnings for the quarter on April 12.

                            ------------------------

Sun Microsystems, Inc., is an integrated portfolio of businesses that supply distributed computing technologies, products and services. Its innovative open client-server computing solutions include networked workstations and multi-processing servers, operating system software, silicon designs and other value-added technologies. Founded in 1982, Sun is a Fortune 150 company headquartered in Mountain View, California.